Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

National Beverage Corp. Refreshes

With Healthy Beverages + Cash!

National Beverage Corp. (NASDAQ: FIZZ) today paid its seventh special cash dividend and released the following letter to shareholders written by Nick A. Caporella, Chairman and Chief Executive Officer:

January 27, 2017

Dear Fellow	Holder:

Companies do not end up doing good

for their shareholders . . .

They start – with their commitment to the

shareholders – and make good on IT!

   Yes, I made this statement in the past – and it is so genuine and reflective of our great company – that I want to repeat it – a third time! Today’s cash distribution of $1.50 per share is the seventh since 2004 – with a cumulative total of $10.16 per share! We are proud to have paid out more than 73% of total earnings while ‘exponentially’ growing our business and safeguarding our strong balance sheet.

It is with great pride that I reflect on the historical performance of National Beverage. Many of our shareholders have stood with us for years – and their loyalty has been rewarded with compounded annual returns of more than 23% per year over the last ten years. Those who have been with us from our first day as a public company have seen their investment grow by over 4,000%!

Since May, the beginning of our fiscal year, we have witnessed an acceleration in our momentum. Why? . . . This results from ‘exponential’ growth of distribution, both at the shelf and in new geography, and far more importantly, the impossible-to-calculate per-capita velocity of our consumers’ consumption!

-more-

Month over month, quarter over quarter, determined health advocates are focusing on mental hygiene, exercise, and healthier food and beverages! Ingredient label reading has become mandatory in all purchasing!

Our financial results are reflective of this momentum. For the twelve months ended October 29, 2016, our revenues increased over 13%, operating margins expanded by 428 basis points and EBITDA* increased 48% to $137 million.

This special cash dividend is the first step in a program to maximize shareholder returns. Our Board has approved in concept an additional cash dividend for shareholders of record prior to the end of our current fiscal year. In addition, the development of a ‘loyalty program’ designed to further reward shareholders based on the length of time they held their shares is underway.

Although our superior growth . . . revenues and operating margins lead our industry – our common stock has not reflected our excellent performance. This is the direct result of manipulation by those who conversely influence the value and trading of our common shares for their selfish gains. The regulatory agencies have closed their eyes to this – we hope the new administration reacts sensibly. Our ‘titanium’ priority is to create . . . and continue to create . . . value for long-term, loyal shareholders.

Excellent cash flows, consumers aggressively continuing to convert away from sugar, and our dynamic innovation fuel our optimism for the future. Additionally, new tax rates will have a very positive effect on earnings for our heavily tax-burdened company.

There is more than euphoria flowing through our well-hydrated actions here at your company . . . Hopefully, both our healthy beverages and healthy performance enhance your well-being!

With humble thanks . . .

P.S. ‘Short interest’ truly means . . . No Interest!

This letter is posted on the Company’s website at http://ir.nationalbeverage.com/annuals.cfm.

Additionally, the following article describes one example of how the option market stifled price movement of FIZZ: http://seekingalpha.com/article/4025862-flat-using-options-data-predict-future-prices

National Beverage’s iconic brands are the genuine essence . . . of America.

“Patriotism” – If Only We Could Bottle It!

Fun, Flavor and Vitality . . . the National Beverage Way

This press release and the referenced letter to shareholders include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings. The Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

*Although the Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"), management believes that the disclosure of EBITDA, a non-GAAP financial measure, may provide users with additional insights into the operating performance of the business. EBITDA (in millions) for the 12 months ended Oct. 29, 2016 equals Net Income of $82.4 plus Depreciation & Amortization of $12.4 less Net Interest Income of $.2 plus Provision for Income Taxes of $42.5.

Shareholder returns are as of October 29, 2016 and assume reinvestment of dividends.